Exhibit 99.1	CONTACT:	Mark J. Plush Vice President and Chief Financial Officer 440-498-2618

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
HTTP://WWW.KEITHLEY.COM

FOR IMMEDIATE RELEASE

BRIAN J. JACKMAN JOINS KEITHLEY’S BOARD OF DIRECTORS

Cleveland, Ohio — May 5, 2005 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced that Brian J. Jackman has been appointed to the Company’s Board of Directors. Jackman spent his career serving the computing and communications industries. He fills a vacant seat on Keithley’s Board and will stand for election at the Company’s next annual meeting in February, 2006.

“We are pleased to welcome Brian Jackman to our Board of Directors,” stated Joseph P. Keithley, Chairman, President and Chief Executive Officer of Keithley. “His deep understanding of the telecommunications marketplace, and experience with companies involved in the computing and wireless industries, will provide us valuable insights into our customers’ end-use markets.”

Jackman, 64, spent 20 years with Tellabs, Inc. [TLAB], which designs, deploys and services optical networking, broadband access and voice-quality enhancement equipment for the telecommunications industry. He held various sales, marketing and management positions during his tenure and was most recently President, Global Systems and Technology until his retirement in 2001. Prior to joining Tellabs, Jackman held various systems, sales and marketing positions with IBM Corporation, which manufactures and markets advanced information processing products, including computer and microelectronic technology, software, and networking systems.

Among his numerous affiliations, Jackman serves on the Board of PCTEL, Inc. [PCTI], a leading supplier of products which simplify mobile connectivity, and Open Text™ Corporation [OTEX], a market leader in providing Enterprise Content Management solutions for global organizations. He also serves on the Board of Gannon University in Erie, Pennsylvania, and the Catholic Charities of Chicago.

Jackman received a B.A. from Gannon University, and an M.B.A. from Pennsylvania State University.

About Keithley Instruments. With more than 50 years of measurement expertise, Keithley Instruments (www.keithley.com) has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency) geared to the specialized needs of electronics manufacturers for high performance production testing, process monitoring, product development, and research. By building upon our strength in electrical measurement solutions for research, Keithley has become a production test technology leader for the semiconductor, wireless, optoelectronics, and other precision electronics segments of the worldwide electronics industry. The value we provide to our customers is a combination of precision measurement technology and a rich understanding of their applications to improve the quality, throughput, and yield of their products.

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